Exhibit 23.0

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-105845 and No. 333-119556 of Wayne Savings Bancshares, Inc. on Forms S-8 of our report dated March 23, 2012 on our audit of the consolidated financial statements of Wayne Savings Bancshares, Inc. as of and for the nine-month period ended December 31, 2011 and for the year ended March 31, 2011, which is included in this Annual Report on Form 10-K of Wayne Savings Bancshares, Inc., for the nine-month period ended December 31, 2011.

/s/ BKD, LLP

Cincinnati, Ohio

March 23, 2012